Exhibit (a)(5)(T)

English translation

of the Notice of Publication as filed with the German Federal Gazette on July 22, 2020

QIAGEN N.V.

Venlo, The Netherlands

Shares of QIAGEN N.V.:

ISIN NL0012169213 (WKN A2DKCH)

Tendered Shares of QIAGEN N.V.:

ISIN NL0014676538 (WKN A2P11F)

Notice of Publication pursuant to Sec. 27 (3) sent. 1 and Sec. 14 (3) sent. 1 no. 2 alt. 2 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und

Übernahmegesetz – WpÜG)

The Managing Board and the Supervisory Board of QIAGEN N.V., Venlo, The Netherlands, have issued a supplemental joint reasoned statement pursuant to Sec. 27 (1) WpÜG regarding the amendment to the voluntary public takeover offer (cash offer) of Quebec B.V. with its corporate seat in Breda, The Netherlands, to the shareholders of QIAGEN N.V. published on July 17, 2020.

Copies of the German version of this supplemental statement have been made available free of charge since July 22, 2020 at QIAGEN N.V., Investor Relations, QIAGEN Strasse 1, 40724 Hilden, Germany, tel.: +49 2103 29 11709.

Furthermore, this supplemental statement is published on QIAGEN N.V.’s website at

https://www.qiagen.com/thermo-offer-de

in the German language, and at

https://www.qiagen.com/thermo-offer-en

in the English language.

Venlo, The Netherlands, July 22, 2020

QIAGEN N.V.

The Managing Board             The Supervisory Board